EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Catheter Precision, Inc. (formerly, Ra Medical Systems, Inc.) (the “Company”), pertaining to the Catheter Precision, Inc. 2023 Equity Incentive Plan and the May 1, 2024 non-plan stock option grant,  of our report dated March 28, 2023, relating to our audit of the Company’s financial statements as of December 31, 2022, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

July 12, 2024